EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ROSS STORES, INC.

Ross Stores, Inc., a Delaware corporation (the "Corporation"), hereby certifies:

1.    That Article Fourth, subsection A of the Certificate of Incorporation is hereby amended to read in full as follows:

A.    Capitalization.     The total number of shares of all classes of stock which the Corporation will have authority to issue is One Billion Four Million (1,004,000,000), consisting of:

(1)    Four Million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(2)    One Billion (1,000,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

2.    That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

The Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer, this 29 day of May 2015.

ROSS STORES, INC.

By:	/s/J.Call
John G. Call
Corporate Secretary

[filed May 29, 2015]

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF
ROSS STORES, INC.

Ross Stores, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.Provisions B and C of Article SIXTH of the Corporation’s Certificate of Incorporation are hereby amended and restated in their entirety to read in full as provided in the following indented paragraphs:

B.    Annual Election of Directors. Until the 2014 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2014 annual meeting of stockholders, the term of office of the second class to expire at the 2012 annual meeting of stockholders, and the term of office of the third class to expire at the 2013 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2012, directors shall be elected to succeed those directors whose terms expire, for a one-year term of office, to expire at the next annual meeting of stockholders after their election. Beginning with the 2014 annual meeting of stockholders, the entire Board of Directors shall be subject to election at each annual meeting of stockholders, for a one-year term of office, to expire at the next annual meeting of stockholders after their election, and the Board of Directors will no longer be divided into classes. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
C.    Filling Vacancies on the Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders (or, prior to the 2014 annual meeting of stockholders, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires). No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
2.The foregoing amendment to the Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 211, 222 and 242 of the General Corporation Law of the State of Delaware.

3.This amendment to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

EXHIBIT 3.1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Senior Vice President, General Counsel & Corporate Secretary this day, July 18, 2011.

ROSS STORES, INC.

By:	/s/Mark LeHocky
Mark LeHocky, Senior Vice President
General Counsel & Corporate Secretary

[filed July 19, 2011]

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ROSS STORES, INC.

Ross Stores, Inc., a Delaware corporation (the "Corporation"), hereby certifies:

1.    That Article Fourth, subsection A of the Certificate of Incorporation is hereby amended to read in full as follows:

A.    Capitalization.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is six hundred four million (604,000,000), consisting of:

(1)    four million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(2)    six hundred million (600,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

2.    That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

The Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer, this 21st day of May 2004.

ROSS STORES, INC.

By:	/s/J.Call
John G. Call
Senior Vice President,
Chief Financial Officer and Corporate Secretary

[filed May 25, 2004]

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ROSS STORES, INC.

Ross Stores, Inc., a Delaware corporation (the “Corporation”), hereby certifies:
1.    That the Corporation’s Board of Directors has duly adopted the following resolution:
RESOLVED, that Article Fourth, subsection A of the Certificate of Incorporation is hereby amended to read in full as follows:
A.    Capitalization.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred four million (304,000,000), consisting of:
(1)    four million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and
(2)    three hundred million (300,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).
2.    That the proposed amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.
The Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer, this 5th day of June 2002.

ROSS STORES, INC.

By:	/s/J.Call
John G. Call
Senior Vice President,
Chief Financial Officer and Corporate Secretary

[filed June 5, 2002]

EXHIBIT 3.1

CORRECTED FIRST RESTATED CERTIFICATE OF INCORPORATION
OF
ROSS STORES, INC.
FILED IN THE OFFICE OF
THE SECRETARY OF STATE OF DELAWARE
ON JUNE 4, 1998

ROSS STORES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:

1.	The name of the corporation is ROSS STORES, INC.

2.
That a First Restated Certificate of Incorporation of Ross Stores, Inc. (the “Restated Certificate”) was filed by the Secretary of State of Delaware on June 4, 1998 and that said Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Restated Certificate to be corrected is as follows:
Paragraph (2), Section A of Article FOURTH is deleted and replaced in its entirety by the following:
“(2) one hundred seventy million (170,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).”

CORRECTED FIRST RESTATED
CERTIFICATE OF INCORPORATION
OF
ROSS STORES, INC.

Pursuant to Sections 242 and 245
of the General Corporation Law of
     the State of Delaware

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Susan L. Thorner, Director, Corporate Affairs and Assistant Secretary of Ross Stores, Inc. (hereinafter called the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware (originally incorporated pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State on March 29, 1989), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
That (a) the Board of Directors on March 19, 1998 duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware proposing that this First Restated Certificate of Incorporation (the “Restated Certificate”) be approved and declaring the adoption of such Restated Certificate to be advisable; and (b) the

EXHIBIT 3.1

stockholders of the Corporation duly approved the amendment reflected in this Restated Certificate at the Corporation’s 1998 Annual Stockholders Meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. In accordance therewith, the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety so that the same shall read as follows:

FIRST:  The name of the corporation is Ross Stores, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Incorporating Services Ltd., 410 South State Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:
A.Capitalization.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred seventy-four million (174,000,000), consisting of:

(1)four million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(2)one hundred seventy million (170,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

B.Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitation or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitations and regulation of the powers of the Corporation, and of its directors and stockholders:

A.Powers of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B.Ballot Unnecessary. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

EXHIBIT 3.1

C.Stockholders Must Meet To Act. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
D.Call of Special Meeting of Stockholders. Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting. The procedure for calling a special meeting of stockholders will be as set forth in this Certificate of Incorporation or the Bylaws.

SIXTH:
A.Number of Directors. The number of directors shall initially be nine and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).
B.Classification of Directors. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1990 annual meeting of stockholders, the term of office of the second class to expire at the 1991 annual meeting of stockholders and the term of office of the third class to expire at the 1992 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
C.Filling Vacancies on the Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D.Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH: Power To Amend Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this

EXHIBIT 3.1

Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

EIGHTH: The vote of the stockholders of the Corporation which shall be required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article EIGHTH.

A.Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law, any other provision of this Certificate of Incorporation or otherwise, and except as otherwise expressly provided in paragraph (2) of this Article EIGHTH, none of the following transactions shall be consummated unless and until such transaction shall have been approved by (i) the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Capital Stock”) and (ii) the affirmative vote of the holders of at least that percent of the Capital Stock equal to the sum of the percent of the Capital Stock held by an Interested Stockholder (as hereinafter defined) plus one share more than one half of the Capital Stock other than shares held by such Interested Stockholder:
(1)any merger or consolidation of the Corporation or any material Subsidiary (as hereinafter defined) with or into (i) any corporation which is an Interested Stockholder or (ii) any other corporation which is or after such merger or consolidation would be an Interested Stockholder; or
(2)any sale, License (as hereinafter defined), lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of transactions) to or with any Interested Stockholder of any material asset or assets of the Corporation; or
(3)the issuance or transfer by the Corporation or any Subsidiary (whether in one transaction or a series of transactions) to an Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 million or more; or
(4)the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any material Subsidiary; or
(5)any reclassification of any securities of the Corporation (including any reverse stock split), any recapitalization of the Corporation, any merger or consolidation of the Corporation with or into any of its Subsidiaries, or any other transaction (whether or not with or involving any Interested Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or series thereof of the Corporation or of any Subsidiary directly or indirectly Beneficially Owned (as hereinafter defined) by any Interested Stockholder or as a result of which the stockholders of the Corporation would cease to be stockholders of a corporation having, as part of its certificate of incorporation, provisions to the same effect as this Article EIGHTH and the provisions of Article ELEVENTH hereof relating to amendments or changes to this Article EIGHTH.
The terms “Business Combination” as used in this Article EIGHTH shall mean any transaction or proposed transaction which is referred to in any one or more of the foregoing subparagraphs (1) through (5) of this paragraph A of this Article EIGHTH.
B.Exception if Disinterested Directors Approve. The provisions of Paragraph A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote, if any, as is required by law and other Articles hereof or any

EXHIBIT 3.1

agreement between the Corporation and any national securities exchange or otherwise if such Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) or, in the case of a License, approved by a majority of the Disinterested Directors or a committee of Disinterested Directors designated by the Board of Directors.
C.Certain Definitions. For the purpose of this Article EIGHTH:
(1)An “Affiliate” of a person shall mean any person who, directly or indirectly, controls, is controlled by or is under common control with such person.
(2)An “Associate” shall mean:
(i)with respect to a corporation or association, any officer or director thereof or of a subsidiary thereof;
(ii)with respect to a partnership, any general partner thereof or any limited partner thereof having a 10 percent ownership interest in such partnership;
(iii)with respect to a business trust, any officer or trustee thereof or of any subsidiary thereof;
(iv)with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any person who has a substantial interest as a beneficiary of such trust or estate;
(v)with respect to a natural person, the spouses and children thereof and any other relative thereof or of the spouse thereof who has the same home; and
(vi)any Affiliate of any such person.
(3)A person shall be a “Beneficial Owner” of, or have “Beneficial Ownership” of or “Beneficially Own,” any Capital Stock over which such person or any of its Affiliates or Associates, directly or indirectly, through any contract, arrangement, understanding or relationship, has or shares or, upon the exercise of any conversion right, exchange right, warrant, option or similar interest (whether or not then exercisable), would have or share either
(i)voting power (including the power to vote or to direct the voting) of such security or
(ii)investment power (including the power to dispose or direct the disposition) of such security. For the purposes of determining whether a person is an Interested Stockholder, the number of shares of Capital Stock deemed to be outstanding shall include any shares Beneficially Owned by such person even though not actually outstanding, but shall not include any other shares of Capital Stock which are not outstanding but which may be issuable to other persons pursuant to any agreement, arrangement, or understanding, or upon exercise of any conversion right, exchange right, warrant, option or similar interest.
(4)“Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, and was not directly or indirectly a nominee of, any Interested Stockholder involved in such Business Combination or any Affiliate or Associate of such Interested Stockholder and who (i) was a member of the Board of Directors on May 25, 1989; or (ii) was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder; or (iii) was a member of the Board of Directors nominated by a majority of the Disinterested Directors on the Board of Directors at the time of his or her nomination to fill a vacancy on the Board of Directors created by the death, resignation or removal of a Disinterested Director. Any reference to “Disinterested Directors” shall refer to a single Disinterested Director if there is only one. Any reference to an approval, designation or determination by a majority of the Disinterested Directors shall mean such

EXHIBIT 3.1

approval, designation or determination by a committee of the Board of Directors comprised of all Disinterested Directors and exercising its authority as a committee of the Board to the extent permissible by law.
(5)“Interested Stockholder” shall mean any person, other than the Corporation, any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary, who or which:
(i)is the Beneficial Owner, directly or indirectly, of shares of Capital Stock which are entitled to cast 5 percent or more of the total votes which all the then outstanding shares of Capital Stock are entitled to cast in the election of directors or is an Affiliate or Associate of any such person; and
(ii)acts with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Corporation, and such group is the Beneficial Owner, directly or indirectly, of shares of Capital Stock which are entitled to cast 5 percent or more of the total votes which all of the then outstanding shares of Capital Stock are entitled to cast in the election of directors;
and any reference to a particular Interested Stockholder involved in a Business Combination shall also refer to any Affiliate or Associate thereof, any predecessor thereto and any other person acting as a member of a partnership, limited partnership, syndicate or group with such particular Interested Stockholder within the meaning of the foregoing clause (ii) of this subparagraph (5).
(6)“License” shall mean a material license which is not granted in standard commercial transactions and is not generally available to commercial customers of the Corporation.
(7)A “person” shall mean any individual, firm, corporation (which shall include a business trust), partnership, joint venture, trust or estate, association or other entity.
(8)“Subsidiary” shall mean any corporation or partnership of which a majority of any class of its equity securities is owned, directly or indirectly, by the Corporation.
D.Disinterested Directors Determine Applicability. A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether the requirements of paragraph B of this Article EIGHTH have been met with respect to any Business Combination, and (v) whether two or more transactions constitute a “series of transactions” for purposes of paragraph A of this Article EIGHTH. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article EIGHTH.
E.Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

NINTH: Board Discretion Regarding Certain Transactions. The Board of Directors of the Corporation (the “Board”), when evaluating any offer of another party, (a) to make a tender or exchange offer for any Capital Stock of the Corporation (as defined in Article EIGHTH) or (b) to effect any merger, consolidation, or sale of all or substantially all of the assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:
(i)the interests of the Corporation’s stockholders;

EXHIBIT 3.1

(ii)whether the proposed transaction might violate federal or state laws;
(iii)not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; and
(iv)the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.
In connection with any such evaluation, the Board is authorized to conduct such investigations and to engage in such legal proceedings as the Board may determine.
TENTH: Elimination of Monetary Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ELEVENTH:     Future Amendments. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article FIFTH (except Section D thereof), SIXTH (except Section D thereof), SEVENTH, EIGHTH, NINTH, TENTH or this Article ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused this Corrected First Restated Certificate of Incorporation to be signed by its Assistant Secretary this 17th day of March, 1999, to be effective as of the original date of filing of the Restated Certificate.

ROSS STORES, INC., a Delaware corporation

By:	/s/Susan L. Thorner
Susan L. Thorner
Director, Corporate Affairs and Assistant Secretary

[filed March 17, 1999]